SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                         FIRST DEFIANCE FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         FIRST DEFIANCE FINANCIAL CORP.
                               601 Clinton Street
                              Defiance, Ohio 43512
                                 (419) 782-5015

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 20, 1999


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of First Defiance Financial Corp., Defiance, Ohio ("First Defiance") will be held at the home office of its subsidiary First Federal Savings and Loan, located at 601 Clinton Street, Defiance, Ohio 43512, Tuesday, April 20, 1999 at 1:00 p.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

                  (1) To elect three (3) directors for three-year terms, and until their successors are elected and qualified;

                  (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other business.

         The Board of Directors has fixed March 5, 1999 as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              /s/John W. Boesling
                                              -------------------
                                              John W. Boesling
                                              Secretary
Defiance, Ohio
March 22, 1999

--------------------------------------------------------------------------------

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                         First Defiance Financial Corp.
                               601 Clinton Street
                              Defiance, Ohio 43512

                       1999 ANNUAL MEETING OF SHAREHOLDERS

                                 April 20, 1999

General

         This Proxy Statement is being furnished to holders of common stock, $0.01 par value per share ("Common Stock"), of First Defiance Financial Corp., Defiance, Ohio ("First Defiance"). Proxies are being solicited on behalf of the Board of Directors of First Defiance to be used at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the home office of First Federal Savings and Loan ("First Federal") located at 601 Clinton Street, Defiance, Ohio 43512, on Tuesday April 20, 1999 at 1:00 p.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on or about March 22, 1999.

Proxies

         The proxy solicited hereby, if properly signed and returned to First Defiance and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the nominees for director described herein and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of First Defiance written notice thereof (John W. Boesling, Secretary, First Defiance Financial Corp., 601 Clinton Street, Defiance, Ohio 43512); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving notice of revocation to the Secretary. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Voting Rights

         Only shareholders of record at the close of business on March 5, 1999 ("Voting Record Date") will be entitled to notice of and to vote at the Annual Meeting. On the Voting Record Date, there were 7,574,955 shares of Common Stock issued and outstanding and First Defiance had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

         The presence, either in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The proposals for election of directors are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

Beneficial Ownership

         The following table includes, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) the only person or entities, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which was known to First Defiance to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) each director and each person nominated to become a director of First Defiance, (iii) the executive officers of First Defiance named in the Summary Compensation Table set forth under "Executive Compensation," and (iv) all directors and executive officers of First Defiance as a group.

                                            Amount and Nature of
    Name of Beneficial Owner or        Beneficial Ownership as of      Percent of
    Number of Persons in Group              March 5, 1999 (1)          Common Stock
    --------------------------              -----------------          ------------
First Federal Savings and Loan
 Employee Stock Ownership Plan                 804,099   (2)             10.62%
Dimensional Fund Advisors, Inc.                499,389   (3)              6.59%
Don C. Van Brackel                             256,368   (4)              3.33%
William J. Small                                98,413   (5)              1.29%
P. Scott Carson                                 20,000                         (6)
Dr. John U. Fauster III                         56,419   (7)(8)                (6)
Dr. Marvin J. Ludwig                            59,748   (7)(9)                (6)
Stephen L. Boomer                               39,935   (7)                   (6)
Thomas A. Voigt                                 17,671   (10)                  (6)
Dr. Douglas A. Burgei                           17,541   (10)                  (6)
Gerald W. Monnin                                22,915   (11)                  (6)
Peter Diehl                                      6,352   (12)                  (6)
John C. Wahl                                    78,189   (13)             1.03%
John W. Boesling                               112,597   (14)             1.48%
All directors and executive
 officers as a group (16 persons)              836,024   (15)            10.54%


(Footnotes on next page)

(1) Unless otherwise indicated, the named person has sole voting power and sole investment power with respect to the indicated shares.

(2) Shares owned by First Federal Savings and Loan Employee Stock Ownership Plan ("ESOP") which have been allocated to persons listed in this beneficial ownership table are also included in those persons' holdings.

(3) Based on Form 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, possesses both voting and investment power over 499,389 shares of Common Stock. All 499,389 shares reported are owned by the entities for which Dimensional serves as investment advisor, and Dimensional disclaims beneficial ownership of such securities.

(4) Includes 109,154 shares owned by trusts for the benefit of Mr. Van Brackel and his wife, 9,327 shares that vest within 60 days under the 1996 Management Recognition Plan and Trust ("1996 MRP"), 22,716 shares that have been allocated to Mr. Van Brackel's account in the ESOP and 115,170 shares that may be acquired upon the exercise of stock options.

(5) Includes 103 shares owned jointly with his son, 206 shares held as custodian for minor children, 2,760 shares that vest within 60 days under the 1996 MRP, 8,499 shares which have been allocated to Mr. Small's account in the ESOP and 62,940 shares that may be acquired upon the exercise of stock options.

(6)      Less than 1% of the total outstanding shares of Common Stock.

(7) Includes 1,555 shares that vest within 60 days under the 1996 MRP and 32,082 shares that may be acquired upon the exercise of stock options.

(8)      Includes 1,000 shares owned by his wife.

(9)      Includes 1,431 shares owned by his wife.

(10) Includes 1,555 shares that vest within 60 days under the 1996 MRP and 10,492 shares that may be acquired under the exercise of stock options.

(11) Includes 1,399 shares that vest within 60 days under the 1996 MRP and 3,497 shares that may be acquired under the exercise of stock options.

(12) Includes 2,000 shares owned by trusts for the benefit of Mr. Diehl and his wife, 1,243 shares that vest within 60 days under the 1996 MRP and 3,109 shares that may be acquired under the exercise of stock options

(13) Includes 306 shares held as custodian for minor children, 4,000 shares that vest within 60 days under the 1996 MRP, 11,482 shares that have been allocated to Mr. Wahl's account in the ESOP and 48,000 shares that may be acquired upon the exercise of stock options

(14) Includes 2,760 shares that vest within 60 days under the 1996 MRP, 16,139 shares that have been allocated to Mr. Boesling's account in the ESOP and 41,408 shares that may be acquired upon the exercise of stock options.

(15) Includes options to purchase 430,309 shares, 35,064 shares that vest within 60 days under the 1996 MRP, 78,810 shares allocated to the accounts of executive officers in the ESOP, and 137,718 shares held in trust for the 1996 MRP which vest after 60 days.

          INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, DIRECTORS
                   WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS

Election of Directors

         First Defiance's Board of Directors is currently composed of ten members. The Code of Regulations of First Defiance provides that the Board of Directors of First Defiance shall be divided into three classes which are as equal in number as possible, and that the members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is elected annually.

         At the Annual Meeting, shareholders of First Defiance will be asked to elect three directors for three year terms, and in each case until their successors are elected and qualified. Dr. Ludwig, Dr. Fauster and Mr. Voigt currently serve as directors of First Defiance.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as nominee should be unwilling to stand for election at the time of the Annual Meeting, the proxies will vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

Information with Respect to Nominees for Director and Continuing Directors

         The following tables present information concerning each nominee for director and each director whose term continues, including his tenure as a director of First Federal.


                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                        NOMINEES BE ELECTED AS DIRECTORS

               NOMINEES FOR DIRECTOR WITH THREE-YEAR TERMS EXPIRING IN 2002


                                                    Positions Held in             Director
   Name                           Age               First Defiance                Since (1)
   ----                           ---               --------------                ---------
Dr. John U. Fauster               61                Director                        1975

Dr. Marvin J. Ludwig              72                Director                        1979

Thomas A. Voigt                   56                Director                        1995

                                       DIRECTORS WITH TERMS EXPIRING IN 2000


                                                    Positions Held in             Director
   Name                           Age               First Defiance                Since (1)
   ----                           ---               --------------                ---------
Don C. Van Brackel                60                Director, Vice Chairman         1979

Dr. Douglas A. Burgei             44                Director                        1995

Gerald W. Monnin                  60                Director                        1997

P. Scott Carson                   55                Director, Executive Vice
                                                    President, President and
                                                    Chief Operating Officer,
                                                    First Federal Savings and Loan  1998

                                                        (Footnotes on next page)

                           DIRECTORS WITH TERMS EXPIRING IN 2001

                                                    Positions Held in             Director
   Name                           Age               First Defiance                Since (1)
   ----                           ---               --------------                ---------
William J. Small                  48                Chairman, President
                                                    and Chief Executive Officer     1998

Stephen L. Boomer                 48                Director                        1994

Peter A. Diehl                    48                Director                        1998

---------------

(1) Each director also serves as a director of First Federal Savings and Loan ("First Federal"), a wholly owned subsidiary of First Defiance. The indicated year includes service as a director for First Federal prior to the formation of First Defiance in 1995.



      The business experience of each of the nominees or directors for at least the past five years is as follows:

      John U. Fauster III D.D.S. Dr. Fauster is affiliated with the Defiance Dental Group and engages in the general practice of dentistry in Defiance, Ohio. He has been a director of First Defiance and its predecessors since 1975 and currently serves as a member of its Audit, Compensation and Long Range Planning Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Marvin J. Ludwig. Dr. Ludwig was president of The Defiance College, an independent, co-educational, liberal arts college affiliated with the United Church of Christ, from 1975 until his retirement on June 30, 1994. He has served as a director of First Defiance and its predecessors since 1979 and currently serves as Chairman of the Audit and Compensation Committees and as a member of the MRP - Stock Options and The Leader Mortgage Board Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Thomas A. Voigt. Mr. Voigt is a vice president and general manager of the Bryan Publishing Company, commercial printers and publishers of The Bryan Times, The Countyline, The Montpelier Leader Enterprise and Realty Northwest. He was appointed to the board in August, 1995 and he serves as Chairman of the Long-Range Planning Committee and on the Compensation and MRP - Stock Options Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

         William J. Small. Mr. Small became President, Chairman of the Board and Chief Executive Officer of First Defiance and Chairman of the Board and Chief Executive Officer of First Federal on January 1, 1999. He previously served as President and Chief Operating Officer of First Federal from June 1996 through December 31, 1998 and before that he served as Senior Vice President responsible for lending from July 1, 1994. Prior to joining First Defiance he was President and Managing Officer of The Hicksville Building, Loan and Savings Bank, Hicksville, Ohio from 1987 until July 1994. As Chairman and CEO, Mr. Small is also Chairman of the Executive and Loan Review and The Leader Mortgage Board Committees and a member of the Investment committee.

      Don C. Van Brackel. Effective January 1, 1999, Mr. Van Brackel became Vice Chairman of First Defiance Financial Corp. Mr. Van Brackel served as Chairman of the Board of Directors and Chief Executive Officer of First Defiance and First Federal, First Defiance's predecessor, from January 1, 1995 until his retirement on December 31, 1998. He was President and Managing Officer of First Federal from July 1992 until June 1996 and has been a director of First Defiance and its predecessors since 1979. He previously was president and chief executive officer of A. Van Brackel & Sons, Inc., Defiance, Ohio, a company that sells and services coin-operated equipment, sound systems and satellite-delivered background music as a 3-M franchisee. Mr. Van Brackel is a member of the Executive and Loan Review, Compensation, Long-Range Planning and MRP - Stock Options and The Leader Mortgage Board Committees.

      P. Scott Carson. Mr. Carson joined First Defiance as an Executive Vice President on December 17, 1998 and was named President and Chief Operating Officer of First Federal on January 1, 1999. He was appointed to the Board of Directors in December 1998. Prior to joining First Defiance, Mr. Carson was President and Chief Executive Officer of Trumbull Financial Corporation and Trumbull Savings and Loan, Warren, Ohio from 1991 until November 1998. Mr. Carson serves on the Executive, Loan Review, Investment and The Leader Mortgage Board Committees.

      Peter A. Diehl. Mr. Diehl is President/Chief Executive Officer of Diehl, Inc., a privately held company headquartered in Defiance, Ohio which produces canned dairy products and non-dairy creamers for distribution throughout the United States and Asia. He has been a director since April 1998 and currently serves on the Audit, Compensation and Governance Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Stephen L. Boomer. Mr. Boomer is President and co-owner of Arps Dairy Inc., Defiance, Ohio, a processor and distributor of various dairy products. He has been a director since August 1994 and currently serves as Chairman of the MRP - Stock Options Committee and as a member of the Audit and Governance Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Douglas A. Burgei, D.V.M. Dr. Burgei is a veterinarian practicing in Napoleon, Ohio since 1978. He was appointed to the Board of Directors in August 1995 and he serves as Chairman of the Governance Committee and as a member of the Investment and Long-Range Planning and serves on the Executive and Loan Review Committees on a rotating basis.

      Gerald W. Monnin. Mr. Monnin is President and Chief Executive Officer of Northwest Controls, a Defiance, Ohio company that distributes high technology electronic automation and control products and systems. He has been a director since April 1997 and serves on the Long-Range Planning, MRP - Stock Options, Governance and The Leader Mortgage Board Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

Executive Officers Who Are Not Directors

      The following sets forth certain information with respect to the executive officers of First Federal who are not directors or nominees, including their business experience for at least the past five years.

     John C. Wahl. Age 38. Mr. Wahl was promoted to Executive Vice President of First Defiance and First Federal in November 1998. He previously was appointed Treasurer in April, 1997 and Senior Vice President and Chief Financial Officer in January, 1997 after having served as Controller since June 1, 1994. Prior to joining First Defiance he was a senior manager with Ernst & Young LLP, the Company's independent auditors.

     Mark D. Gazarek. Age 41. Mr. Gazarek joined First Federal in July 1998 as Senior Vice President of Trust Operations and was promoted to Executive Vice President in November 1998. Prior to joining First Federal, Mr. Gazarek was Manager of the Trust Department at the Ohio Bank, Findlay, Ohio, where he was employed since 1994. Prior to joining the Ohio Bank, Mr. Gazarek was employed in the trust department at Fifth Third Bank from 1987 until 1994.

     Gregory R. Allen. Age 35. Mr. Allen joined First Federal in June 1998 as Vice President responsible for commercial lending and was promoted to Executive Vice President and Chief Lending Officer of First Federal in November 1998. Prior to joining First Federal, Mr. Allen was with the Ohio Bank, Findlay, Ohio from 1992 until 1998, most recently as Vice President/Regional Executive responsible for Ohio Bank's branches in Fostoria, Ohio.

     Jeffrey D. Vereecke. Age 37. Mr. Vereecke was appointed Executive Vice President, Retail Operations in November 1998. Previously he served as Senior Vice President responsible for lending at First Federal. Mr. Vereecke joined First Federal in 1984 and has served in a variety of capacities, most recently as Senior Vice President, lending and before that Vice President of consumer and commercial lending.

Compliance with Section 16(a) of the 1934 Act

      Section 16(a) of the 1934 Act requires First Defiance's officers and directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by regulation to furnish First Defiance with copies of all Section 16(a) forms they file.

      SEC regulations require that First Defiance disclose any Section 16 filing that was not made by the appropriate due date. Based on a review of the filings for 1998, First Defiance determined that a Form 4 for Peter A. Diehl was not filed by the applicable due date.

The Board of Directors and Its Committees

      Regular meetings of the Board of Directors of First Defiance are held monthly and special meetings of the Board of Directors of First Defiance are held from time to time as needed. Regular meetings of the Board of Directors of First Federal are also held on at least a monthly basis and special meetings of the Board of Directors of First Federal are held from time-to-time as needed. There were 17 meetings of the Board of Directors of First Defiance and 15 meetings of the Board of Directors of First Federal held during 1998. No director attended fewer than 75% of the total number of meetings of the Board of Directors of either First Defiance or First Federal held during 1998 and the total number of meetings held by all committees of the Board on which the director served during such year.

      The Boards of Directors of First Defiance and First Federal have established various committees, including Executive, Audit, Governance, Compensation, Long Range Planning, MRP - Stock Options and The Leader Mortgage Board Committees.

      The Executive Committee generally has the power and authority to act on behalf of the Board of Directors on important matters between scheduled Board meetings unless specific Board of Directors action is required or unless otherwise restricted by First Defiance's or First Federal's charter or bylaws or its Board of Directors. As Chairman of the Board, Mr. Small serves as Chairman of the Executive Committee. Mr. Van Brackel served in that capacity during 1998. The seven outside directors serve on the Committee on a rotating basis during the year. The Executive Committee met 52 times during 1998.

      The Audit Committee reviews (i) the independent auditors' reports and results of their examination (ii) the OTS and Federal Deposit Insurance Corporation and other regulatory reports and (iii) reports issued by First Federal's internal auditor. The entire Board of Directors subsequently reviews such reports and examinations. Currently, Drs. Ludwig and Fauster, and Messrs. Diehl and Boomer serve as members of this committee. The Audit Committee met two time during 1998.

     The Governance Committee, consisting of Messrs. Diehl and Boomer and Drs. Burgei and Fauster, meets to review certain policies established by the Board of Directors and to ensure compliance with First Federal and OTS standards.

      The Compensation Committee, consisting of Dr. Ludwig and Messrs. Van Brackel, Voigt, Monnin and Diehl was established by the Board of Directors to oversee the compensation programs provided to First Federal's management including base salaries, bonuses and benefit plans.

     The Long Range Planning Committee, consisting of Messrs. Voigt, Van Brackel and Monnin and Drs. Fauster and Burgei, is responsible for reviewing strategic decisions which will have a long-term impact on First Federal's operations.

      The MRP - Stock Options Committee, consisting of Messrs. Boomer, Van Brackel, Voigt and Monnin and Dr. Ludwig, is responsible for reviewing and approving grants made to management under First Defiance's 1993 MRP, the 1996 Management Recognition Plan (the "1996 MRP"), and the Option Plans. Such grants are also subject to approval by the full Board of Directors.

      The Leader Mortgage Board Committee, consisting of Messrs Small, Van Brackel, Carson, Monnin and Ludwig along with certain senior management personnel from The Leader Mortgage Company and First Defiance, is responsible for reviewing, monitoring, and providing strategic direction for the operations of The Leader Mortgage Company. The Committee meets on a monthly basis.

      To date, First Defiance has not established a nominating committee, the functions of which are performed by the full Board of Directors.

                             EXECUTIVE COMPENSATION

Summary

      The following table sets forth a summary of certain information concerning the compensation awarded to or paid by First Defiance for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer and the most highly compensated executive officers of First Defiance and First Federal whose total compensation during the year ended December 31, 1998 exceeded $100,000. Positions with First Defiance are listed as of December 31, 1998.

                                         Annual Compensation
                                                 (3)                            Long Term Compensation
                                       -----------------------        ---------------------------------------
      Name and                Year      Salary          Bonus                   Awards              Payouts           All Other
 Principal Position                       (1)            (2)          -------------------------   ------------     Compensation (5)
                                                                                     Securities
                                                                         Stock       Underlying
                                                                       Grants(4)       Options     LTIP Payouts

-----------------------------------------------------------------------------------------------------------------------------------
Don C. Van Brackel,           1998     $210,000            ---              ---           ---            ---             $31,816
Chairman, President and       1997      173,005        $97,803              ---           ---            ---              50,786
Chief Executive Officer       1996      157,862         80,475         $507,145       116,584            ---              43,782


William J Small,              1998     $152,000            ---              ---           ---            ---             $31,816
Executive Vice President,     1997      129,048        $53,474              ---           ---            ---              50,786
President, Chief              1996       89,124         53,474         $369,750       107,100            ---              36,356
Operating Officer
First Federal
Savings and Loan

John C. Wahl,                 1998     $115,000            ---              ---           ---            ---             $30,965
Executive Vice President,     1997       82,168        $49,301         $ 87,000        10,000            ---              50,786
Chief Financial Officer       1996       68,724         41,429          130,500        50,000            ---              31,236
and Treasurer

John W. Boesling,             1998     $100,000            ---              ---           ---            ---             $30,385
Senior Vice President         1997       77,878        $46,727              ---           ---            ---              50,786
and Secretary                 1996       73,824         39,375         $150,075        34,500            ---              33,205


                                                        (Footnotes on next page)

-------------

(1) Includes amounts deferred by Messrs. Van Brackel, Small and Wahl pursuant to First Defiance's deferred compensation program.

(2) Bonus amounts reflect amounts earned during the fiscal year as determined by the Compensation Committee, including amounts which are paid in the following year.

(3) Does not include amounts attributable to miscellaneous benefits received by executive officers. In the opinion of management of First Defiance the costs to First Defiance of providing such benefits to any individual executive during the year ended December 31, 1998 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(4) Represents the grant of 8,000 shares of restricted Common Stock to Mr. Wahl in April, 1997 and 46,634, 13,800, 12,000 and 13,800 shares of restricted Common Stock to Messrs. Van Brackel, Small, Wahl and Boesling, respectively, in April, 1996 under the 1996 MRP. Mr. Small received an additional grant of 20,200 shares in July, 1996 under the 1996 MRP. All shares granted under this program vest 20% per year over five years on the anniversary date of the grant. Unvested shares are forfeited upon termination or retirement. The awards to Messrs. Van Brackel, Small, Wahl and Boesling had a fair value at December 31, 1998 of $664,534, $484,500, $285,000 and $196,650 respectively.

(5) Consists of amounts allocated by First Defiance on behalf of Messrs. Van Brackel, Small, Wahl and Boesling pursuant to First Defiance's Employee Stock Ownership Plan and matching contributions pursuant to First Defiance's 401(k) Plan.

Stock Options

         There were no option grants made during fiscal 1998 pursuant to First Defiance's Stock Option Programs to the individuals named in the Summary Compensation Table.

         The following table sets forth certain information concerning exercises of stock options granted pursuant to the Company's 1993 Stock Incentive Plan by the named executive officers during the year ended December 31, 1998 and options held at December 31, 1998 under the 1993 Stock Incentive Plan and the 1996 Stock Option Plan.

                                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                  AND FISCAL YEAR END OPTION VALUES



                                                                       Number of
                            Shares                                Securities Underlying
                          Acquired on         Value                   Unexercised               Value of Unexercised Options at
  Name                     Exercise          Realized              Options at Year End                  Year End (1)
  ----                     --------          --------              -------------------                  ------------
                                                             Exercisable     Unexercisable       Exercisable     Unexercisable
                                                             -----------     -------------       -----------     -------------
Don C. Van Brackel           10,800           $84,996           91,854             69,950          $609,894          $262,312
William J. Small                ---               ---           56,040             51,060           208,555           195,270
John C. Wahl                    ---               ---           42,000             18,000           128,750            67,500
John W. Boesling              5,200            $37,674          34,508             20,700           250,961            77,625

-------------

(1) Based on a per share market price of $14.25 at December 31, 1998 and exercise prices ranging from $4.63 per share to $13.00 per share.

Report of the Compensation Committee

     In order to provide compensation levels comparable to its peers and to provide incentives for achieving improved performance the Compensation Committee recommended and the Board of Directors adopted an incentive-based executive salary program which will provide the Chief Executive Officer with a base salary targeted at approximately 70% of total cash compensation with the remaining 30% consisting of an incentive bonus. Other members of senior management participate under a similar program, with base targets ranging from 75% to 80% of total compensation and incentive bonus targets ranging from 20% to 25%. Under the program, senior management would attain targeted levels of compensation only upon realizing prescribed levels of performance established by the Board.

     The Committee evaluates the base salaries of the executive officers of First Defiance and First Federal annually. An executive officer's base salary is determined based upon longevity with First Defiance, the effectiveness of such individual in performing his duties, peer averages at the position in question and First Defiance's overall performance. No particular weight is assigned to these variables. The base salary component alone, while designed to be competitive with peer group averages, is not designed to produce top levels of compensation for the executive officers of First Defiance and First Federal when compared to its peer group. The incentive component, as described below, which requires First Defiance to achieve specific goals before additional compensation is paid, is the element which is designed to make total compensation for each of the executive officers comparable with comparable executive compensation for executive officers in First Defiance's peer group.

     For 1998, the Board of Directors prescribed that certain target measurements be met in order to fund the executive compensation pool. The measurements included a minimum level of diluted earnings per share, a minimum target for growth in net interest income, and a maximum efficiency ratio. Once the bonus pool is funded, payment to the individual executives is based in part on achievement of personal goals. Based on 1998 financial results, the prescribed targets as set by First Defiance's Board of Directors were not met and the executive bonus pool was not funded.

     In 1998 the Board of Directors made allocations under the 1996 MRP and 1996 Stock Option Plans to certain of its executive officers. The bases of the allocations were the contributions made by the executive officer to First Defiance and the responsibilities of the executive officer within the First Defiance organization. The stock awards allocated under the MRP were also designed to provide an incentive to executive officers to contribute to First Defiance's future success.

     By the Compensation Committee: M.J. Ludwig, Chairman, G.W. Monnin, T.A. Voigt and P.A. Diehl.

Performance Graph

     The following graph compares the yearly cumulative total return on the Common Stock from the closing price on the date of First Defiance's conversion in 1993 to a stock company with (i) the yearly cumulative total return on the stocks included in the Nasdaq Stock Market Index (for United States companies) and (ii) the yearly cumulative total return on stocks included in the Nasdaq
Bank Stock Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.



                          First Defiance Financial Corp
                            (including predecessors)


                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]





                                                                Period Ending
                                    -----------------------------------------------------------------
Index                               12/31/93     12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
-----------------------------------------------------------------------------------------------------
First Defiance Financial Corp.        100.00       101.44     170.76     214.31     283.57     259.22
NASDAQ - Total US ............        100.00        97.75     138.26     170.01     208.58     293.21
NASDAQ Bank Index ............        100.00        99.64     148.38     195.91     328.02     324.90

Directors' Compensation

     During the year ended December 31, 1998, each outside member of the Board of Directors of First Defiance received an annual fee of $16,580 plus an additional fee of $400 per Board meeting attended. Outside Directors have the option to defer up to $5,000 of their annual fees pursuant to a deferred compensation plan. Directors also received a $500 annual fee for each committee they serve on, with the exception of rotating service on the Executive Committee and service on The Leader Mortgage Board Committee. For service on the Executive Committee, they received $100 per meeting attended during their term as members. For service on The Leader Mortgage Board Committee, outside directors receive $500 for each meeting attended.

     Beginning January 1, 1999, Mr. Van Brackel, formerly Chairman, President and CEO, assumed the responsibilities of Vice Chairman of the Board. In that capacity, Mr. Van Brackel will be paid an annual salary of $63,000 for a three-year period. Mr. Van Brackel is receiving that salary in lieu of any other director's compensation. He has the option to defer up to $10,000 of his annual salary pursuant to the deferred compensation plan. Mr. Small and Mr. Carson do not receive any additional compensation for their service on the Board of Directors.

     In 1998, the non-employee directors received grants under the 1996 Stock Option Plan to purchase an aggregate of 27,202 shares of Common Stock at exercise prices of between $13.50 and $15.50 per share

Employment Agreements
     First Defiance has entered into employment agreements with Messrs. Small, Van Brackel, Carson, Wahl, Allen, Gazarek and Vereecke (the "Executives"). The form of employment agreement for each Executive is substantially the same and provides each officer with a three-year term of employment commencing on the date of the agreement. On the first anniversary of each agreement and each anniversary thereafter, the Board of Directors of First Federal shall consider and review extension of the terms of each agreement and shall continue to extend under such terms unless either party gives notice of non-renewal to the other party.

     The employment agreements are terminable with or without cause by First Federal. The Executives have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by First Federal for cause, disability, retirement or death. However, in the event that (i) an Executive terminates his employment because of failure of First Federal to comply with any material provision of the employment agreement or (ii) the employment agreement was terminated by an Executive for Good Reason, as defined, an Executive would be entitled to 2.99 times the average annual compensation paid to him by First Federal during the five most recent taxable years ending during the calendar year in which the notice of termination occurs or such portion of such period in which the Executive served as senior officer of First Federal as well as continued participation in employee benefit plans of First Federal (other than retirement plans and stock compensation plans) until the expiration of the remaining term of employment. "Good Reason" would generally be defined in the employment agreements to include the assignment by First Federal to the Executive of any duties which, in the Executive's good faith determination, are materially inconsistent with the Executive's positions, duties, responsibilities and status with First Federal prior to such assignment or prior to a change in control of First Federal.

     The employment agreements provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, then such payments and benefits received thereunder would be reduced, in the manner determined by First Defiance, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being nondeductible by First Defiance for federal income tax purposes. Excess parachute payments generally would be defined as payments in excess of three times the recipient's average annual compensation from First Defiance includable in the recipients gross income during the most recent five taxable years ending before the date on which a change in control of First Defiance or other triggering events occurred ("base amount"). A recipient of excess parachute payments is subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount would not be deductible by First Defiance as compensation expense for federal income tax purposes.

Indebtedness of Management

     First Defiance has had no loans outstanding since January 1, 1997 in excess of $60,000 to any director, nominee for election as a director or executive officer of First Defiance, any member of the immediate family of any such person or to certain corporations, organizations or trusts affiliated with any such person, except loans made in the ordinary course of business on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1998, and has reported on the Company's consolidated financial statements. Representatives of the firm will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

                                  OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of First Defiance to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by First Defiance. First Defiance will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of First Defiance may solicit proxies personally or by telephone without additional compensation.

                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Shareholders of First Defiance must be received at the main office of First Defiance no later than November 20, 1999. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next Annual Meeting of Shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

                     ANNUAL REPORTS AND FINANCIAL STATEMENTS

     Shareholders of First Defiance as of the Voting Date for the Annual Meeting are being forwarded a copy of First Defiance's Annual Report to Shareholders for the year ended December 31, 1998 ("Annual Report"). Included in the Annual
Report are the consolidated financial statements of First Defiance as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, prepared in accordance with generally accepted accounting principles, and the related report of First Defiance's independent public accountants. The Annual Report is not a part of this Proxy Statement.

     Upon receipt of a written request, First Defiance will furnish to any shareholder without charge a copy of its Annual Report on Form 10-K filed with the SEC under the 1934 Act for the year ended December 31, 1998. Upon written request, First Defiance will furnish to any such shareholder a copy of the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to First Defiance Financial Corp., 601 Clinton Street, Defiance, Ohio 43512, Attention: John C. Wahl, Exec. Vice President and Chief Financial Officer. The Annual Report on Form 10-K is not a part of this Proxy Statement.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              /s/John W. Boesling
                                              -------------------
                                              John W. Boesling, Secretary
March 22, 1999
Defiance, Ohio

                                 REVOCABLE PROXY
                         FIRST DEFIANCE FINANCIAL CORP.

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST DEFIANCE FINANCIAL CORP. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 1999 AND AT ANY ADJOURNMENT THEREOF.

  The undersigned hereby appoints the Board of Directors of First Defiance Financial Corp. (the "Company") as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 5, 1999 at the Annual Meeting of Shareholders to be held at the home office of its subsidiary, First Federal Savings and Loan, located at 601 Clinton Street, Defiance, Ohio 43512, on Tuesday, April 20, 1999, at 1:00 p.m., Eastern Time, and any adjournment thereof.

1. ELECTION OF DIRECTORS FOR THREE-YEAR TERM EXPIRING IN 2002
   Nominees for a three-year term expiring in 2002:
   John U. Fauster III, Marvin J. Ludwig, Thomas A. Voigt

                                                        For All
               [   ] For      [   ] Withhold      [   ] Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------




2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS SPECIFIED IN ITEM 1 AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

                         Please be sure to sign and date
                          this Proxy in the box below.



                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                         FIRST DEFIANCE FINANCIAL CORP.

  Please sign this exactly as your name(s) appear(s) on this proxy card. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.


                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY